Exhibit 10.2

[BMBC LETTERHEAD]

June __, 2014

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr PA 19010

Dear Mr/Ms.                     :

As you are aware, Bryn Mawr Bank Corporation (the “Company”) issued                      shares common stock, par value $1.00 per share, to you (the “Shares”) in connection with the payment of your director retainer fees which, due to an inadvertent oversight, were not issued in compliance with Nasdaq Listing Rule 5635(c) (the “Rule”). The Company is requesting that you agree to the conditions set forth below with respect to the Shares as part of the Company’s plan to regain compliance with the Rule.

By signing below, you are acknowledging your agreement and intention to be legally bound by the following conditions with respect to the Shares:

(a) You agree not to vote the Shares at any meeting of shareholders of the Company;

(b) You agree not to sell, transfer or otherwise dispose of the Shares;

(c) You agree not to participate in any dividends or other financial benefits of the Shares; and

(d) You agree that the Company may take any action necessary in order to enforce the foregoing conditions.

This Letter Agreement and the conditions set forth herein shall terminate as of the date the Company regains compliance with the Rule.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

BRYN MAWR BANK CORPORATION

Name:
Title:

The undersigned hereby consents and agrees to the matters set forth in this Letter Agreement, this          day of June, 2014:

Name: